                                                                     EXHIBIT 2.1



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                             POLYPROPYLENE FACILITY
                                       of
                    PT. TRANS-PACIFIC POLYPROPYLENE INDONESIA

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                             SHAREHOLDERS AGREEMENT

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                                 by and between


                            NISSHO IWAI CORPORATION,

                               ITOCHU CORPORATION,

                    CEMENTHAI CHEMICALS (SINGAPORE) PTE LTD,

                             PT. POLYTAMA PROPINDO,

                              PT. TIRTAMAS MAJUTAMA


                                       AND


                     TRANS-PACIFIC CHEMICALS (PTE.) LIMITED


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                           Dated as of April 30, 1997

                                TABLE OF CONTENTS

ARTICLE I      DEFINITIONS..........................................................  2

ARTICLE II     CAPITALIZATION OF THE COMPANY;
                           FINANCING OF THE PROJECT.................................  8
                      2.1  Articles; Authorized Capital.............................  8
                      2.2  Shareholdings............................................  8
                      2.3  Formation; Initial Share Subscription....................  8
                      2.4  RESERVED................................................. 10
                      2.5  Additional Pre-agreed Funding of the Company............. 10
                      2.6  Reimbursement of Development Expenses.................... 11
                      2.7  Issuance of Additional Shares of the Company............. 11
                      2.8  Other Optional Shareholder Support....................... 12

ARTICLE III    GOVERNANCE AND MANAGEMENT OF THE COMPANY............................. 13
                      3.1  Management of the Company................................ 13
                      3.2  Bords of Directors and Commissioners..................... 13
                      3.3  Requisite Shareholder Majorities......................... 16
                      3.4  Books and Records; Inspection; Confidentiality........... 18
                      3.5  Negotiation of Basic Agreements.......................... 20
                      3.6  Further Administration of the Company.................... 20

ARTICLE IV     OTHER COVENANTS OF THE PARTIES....................................... 22
                      4.1  Governmental Consents.................................... 22
                      4.2  Publicity................................................ 22
                      4.3  Feedstock Arrangements................................... 23
                      4.4  Offtake Arrangements..................................... 23
                      4.5  Utilities and Services Provided by TPPI.................. 24

ARTICLE V      REPRESENTATIONS AND WARRANTIES....................................... 24
                      5.1  Status and Authority; Binding Effect..................... 24
                      5.2  Consents................................................. 25
                      5.3  Compliance with Other Instruments and Laws............... 25
                      5.4  Litigation............................................... 25
                      5.5  Brokers.................................................. 26

ARTICLE VI     RESTRICTIONS ON TRANSFER AND ISSUANCE OF SHARES............... ...... 26
                      6.1  Transfer Restrictions.................................... 26
                      6.2  Transfers to Affiliates and Other Parties; Certain
                           Pledges.................................................. 27
                      6.3  Right of First Offer..................................... 27
                      6.4  Prohibited Transfers..................................... 29
                      6.5  Involuntary Transfers of Shares.......................... 30


                      6.6  Change of Control........................................ 30

ARTICLE VII    DEFAULT.............................................................. 31
                      7.1  Events of Default........................................ 31
                      7.2  Default Notice; Cure Period.............................. 32
                      7.3  Rights of Defaulting Party............................... 32
                      7.4  Right to Cure............................................ 32
                      7.5  Option to Purchase Defaulting Party's Shares............. 32
                      7.6  Other Remedies........................................... 33

ARTICLE VIII   INDEMNIFICATION...................................................... 33
                      8.1  Indemnification.......................................... 33
                      8.2  Indemnification Procedures............................... 33

ARTICLE IX     DISPUTE RESOLUTION................................................... 34
                      9.1  Mutual Discussions....................................... 34
                      9.2  Submission of Disputes to Arbitration.................... 34
                      9.3  Arbitrators.............................................. 35
                      9.4  Arbitral Award........................................... 35
                      9.5  Enforcement of Award..................................... 35
                      9.6  Continuing Obligations................................... 36
                      9.7  Punitive Damages......................................... 36
                      9.8  Consolidation of Arbitrations............................ 36
                      9.9  Timeframe................................................ 36
                      9.10 Confidentiality.......................................... 36
                      9.11 Discovery................................................ 37

ARTICLE X      MISCELLANEOUS........................................................ 37
                      10.1  Term and Termination.................................... 37
                      10.2  Assignment.............................................. 38
                      10.3  Waiver, Amendment, etc.................................. 38
                      10.4  Further Assurances.......................................38
                      10.5  Survival of Representations and Warranties.............. 39
                      10.6  No Partnership.......................................... 39
                      10.7  Notices................................................. 39
                      10.8  Expenses................................................ 40
                      10.9  Third-Party Beneficiaries............................... 41
                      10.10 Governing Law........................................... 41
                      10.11 Severability............................................ 41
                      10.12 Miscellaneous........................................... 41

EXHIBIT A      Description of the Facilities........................................A-1

           This Shareholders Agreement (the "Agreement") is entered into as of April 30, 1997, between Nissho Iwai Corporation, a company organized under the laws of Japan ("NIC"), ITOCHU Corporation, a company organized under the laws of Japan ("ITOCHU"), Cementhai Chemicals (Singapore) Pte Ltd, a company organized under the laws of the Republic of Singapore ("Cementhai"), PT. Polytama Propindo, a company organized under the laws of the Republic of Indonesia ("Polytama"), PT. Tirtamas Majutama, a company organized under the laws of the Republic of Indonesia and the majority shareholder of Polytama ("Tirtamas") and Trans-Pacific Chemicals (Pte.) Limited, a company organized under the laws of the Republic of Singapore and a Tirtamas affiliate ("TPCL").


                              W I T N E S S E T H:

           WHEREAS, Tirtamas and TPCL were granted approval from Badan Koordinasi Penanaman Model (Investment Coordinating Board) ("BKPM") on 7 October 1996 for the construction in Indonesia of a polypropylene facility;

           WHEREAS, pursuant to such BKPM approval, a limited liability company is being formed under the laws of the Republic of Indonesia, which shall be named PT. Trans-Pacific Polypropylene Indonesia (the "Company") to construct, own and operate a polypropylene facility as described in an exhibit that, subject to the approval of all Parties, shall be attached hereto as Exhibit A (the "Facilities") at a site located in Tuban, East Java, Indonesia (the "Site") and to market the products manufactured by the Facilities (the foregoing activities, together with all activities directly related thereto, the "Project");

           WHEREAS, the Facilities are currently estimated to cost approximately US$140,000,000 million and produce per year approximately 200,000 metric tons of polypropylene;

           WHEREAS, Tirtamas, ITOCHU, NIC and Tuban Petrochemicals Pte Ltd, a company organized under the laws of the Republic of Singapore and a Cementhai affiliate, inter alia, are parties to the Shareholders Agreement dated as of the date hereof (as may be amended from time to time, the "TPPI Shareholders Agreement") in respect of the acquisition of shares in, and ownership and management of, PT. Trans-Pacific Petrochemical Indotama, a Tirtamas affiliate organized under the laws of the Republic of Indonesia ("TPPI"), in connection with TPPI's construction, ownership and operation of an olefins and aromatics complex (the "Upstream Facilities") at, adjacent to, or in the general vicinity of, the Site, which

Upstream Facilities are intended to manufacture (among other products) and supply to the Company, the propylene to be used by the Company as feedstock for its intended operations;

           WHEREAS, Polytama, NIC, ITOCHU and Cementhai desire to cooperate in the establishment and financing of the Company and to become shareholders in the Company;

           WHEREAS, Polytama, NIC, ITOCHU and Cementhai desire to enter into this Agreement in order to provide for the formation of the Company and subscription of shares in the Company and to regulate the relations of the shareholders of the Company with respect to their ownership and management of the Company; and

           WHEREAS, Tirtamas and TPCL desire to enter into this Agreement solely for the purposes set forth in Sections 2.3(a) and 2.6;

           NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

           1.1 The following capitalized terms used in this Agreement shall have the following meanings:

           "Affiliate" shall mean, with reference to any Person, any Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" shall mean the direct or indirect ownership of more than 50% of voting power.

           "Affirmative Party" shall have the meaning set forth in Section
3.3(d).

           "Antidilutive Offeree" shall have the meaning set forth in Section 6.3(d).

           "Articles" shall mean the Articles of Association of the Company as may be amended from time to time in accordance with this Agreement.

           "BKPM" shall have the meaning set forth in the first recital.

           "Basic Agreements" shall mean the EPC Contract; the Financing Agreements; all agreements entered into by the Company on or before the Financial Closing providing for the long-term supply, or long-term stand-by arrangement for the supply, of feedstock to the Projects; and all Offtake Agreements; as each may be amended from time to time in accordance with its terms.

           "Budget" shall have the meaning set forth in Section 3.6(a).

           "Budget Deadlock" shall have the meaning set forth in Section 3.6(b).

           "Capital Notice" shall have the meaning set forth in Section 2.7(a).

           "Change of Control" shall mean with respect to any company the acquisition of the power to direct or to cause the direction of the management and policies of such company by any Person (or group of Persons acting in concert) that does not, as of the date of this Agreement have such power, whether such transaction is voluntary or involuntary and including, without limitation, any merger, amalgamation or consolidation or similar transaction. For purposes of the foregoing, a Change of Control shall not include the acquisition of such power by way of a transfer from Tirtamas to one or more of its Affiliates.

           "Claimant" shall have the meaning set forth in Section 9.2.

           "COC Entity" shall have the meaning set forth in Section 6.6(a).

           "COC Entity Shares" shall have the meaning set forth in Section
6.6(a).

           "Damages" shall have the meaning set forth in Section 8.1.

           "Default Notice" shall have the meaning set forth in Section 7.2.

           "Dispute" shall have the meaning set forth in Section 9.1.

           "EPC Contract" shall mean the definitive contract for the engineering, procurement and construction of the Facilities.

           "Event of Default" shall have the meaning set forth in Section 7.1.

           "Facilities" shall have the meaning set forth in the second recital.

           "Fair Market Value" means the price a purchaser who is not a Party or an Affiliate of any Party would pay in an arm's length negotiation to purchase the subject Shares or such other price as determined by the appraisers in accordance with Section 6.6(b).

           "Financial Closing" shall mean the date of the first closing under the Financing Agreements.

           "Financing Agreements" shall mean the agreements between the Company and various lenders for the purpose of financing the Project in accordance with the terms of this Agreement.

           "Fully Subscribing Party" shall have the meaning set forth in Section 2.7(b).

           "Further Capital Notice" shall have the meaning set forth in Section 2.7(b).

           "HDPE Project" shall have the meaning set forth in the TPPI Shareholders Agreement.

           "ICC" shall have the meaning set forth in Section 9.2.

           "ICC Court" shall have the meaning set forth in Section 9.3.

           "Indemnitee" shall have the meaning set forth in Section 8.2(a).

           "Indemnitor" shall have the meaning set forth in Section 8.2(a).

           "Interested Party" shall mean a Party, an Affiliate of any Party, and any employee, officer and director of any such Party or Affiliate.

           "Involuntary Transfer Notice" shall have the meaning set forth in
Section 6.5(a).

           "JTC Polypropylene Fixed Offtake Agreement" shall mean a long-term fixed offtake agreement providing for the sale of the volume of Products set forth in Section 4.4(a), entered into by the Company with NIC and ITOCHU.

           "LDPE Project" shall have the meaning set forth in the TPPI Shareholders Agreement.

           "Lenders" shall mean the lenders under the Financing Agreements.

           "Liens" shall have the meaning set forth in Section 5.3.

           "Negative Party" shall have the meaning set forth in Section 3.3(d).

           "Negotiation Period" shall have the meaning set forth in Section 6.6(b).

           "Net Worth" shall mean the positive difference (if any) between the Company's total assets (excluding intangible assets) and the Company's total liabilities, each as shown on the balance sheet of the Company's most recent quarterly financial statements prepared in accordance with Section 3.4(a) (which, if required for this purpose, shall be subject to a review by the Company's independent auditors.)

           "New Securities" shall have the meaning set forth in Section 2.7(a).

           "Non-COC Party" shall have the meaning set forth in Section 6.6(a).

           "Offer Notice" shall have the meaning set forth in Section 6.3(a).

           "Offer Price" shall have the meaning set forth in Section 6.3(a).

           "Offered Shares" shall have the meaning set forth in Section 6.3(a).

           "Offerees" shall have the meaning set forth in Section 6.3(a).

           "Offtake Agreements" shall mean the JTC Polypropylene Fixed Offtake Agreement and one or more of the long-term standby offtake agreements entered into by the Company with, respectively, NIC and ITOCHU, Tirtamas and its affiliates and Cementhai and its affiliates, pursuant to Section 4.4(b).

           "Participating Interest" shall mean, with respect to a Party, the equity interest of such Party in the Company as set forth in Section 2.2, as may be changed or modified from time to time by transfers of Shares and, except with respect to determination of obligations of the Parties in connection with providing shareholder support, issuances of Shares.

           "Party" shall mean any Person as to which this Agreement is effective pursuant to the provisions hereof other than Tirtamas and TPCL.

           "Permitted Transferee" shall have the meaning set forth in Section 6.2(a).

           "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, business, trust, non-incorporated organization or government (foreign or domestic) or any agency or political subdivision thereof or any other entity.

           "Pre-agreed Additional Capital" shall have the meaning set forth in
Section 2.5(a).

           "Prior Budget" shall have the meaning set forth in Section 3.6(b).

           "Products" shall mean the polypropylene products manufactured by the Facilities.

           "Project" shall have the meaning set forth in the second recital.

           "Related Party Support" shall have the meaning set forth in Section 2.8.

           "Remaining New Securities" shall have the meaning set forth in
Section 2.7(b).

           "Remaining Shares" shall have the meaning set forth in, for purposes of Section 6.3, Section 6.3(d).

           "Request for Arbitration" shall have the meaning set forth in Section 9.2.

           "Respondent" shall have the meaning set forth in Section 9.2.

           "Selling Shareholder" shall have the meaning set forth in Sec- tion 6.3(a).

           "Shareholder Loans" shall have the meaning set forth in Sec- tion 2.5(c).

           "Shares" shall mean the shares of any class of stock of the Company.

           "Site" shall have the meaning set forth in the second recital.

           "SM Project" shall have the meaning set forth in the TPPI Shareholders Agreement.

           "Subscription Notice" shall have the meaning set forth in Sec- tion 2.7(b).

           "TPPI Articles" shall mean the Articles of Association of TPPI as may be amended from time to time.

           "TPPI EPC Contract" shall mean the definitive contract for the engineering, procurement and construction of the Upstream Facilities.

           "TPPI Shareholders Agreement" shall have the meaning set forth in the fourth recital.

           "Transfer" shall have the meaning set forth in Section 6.1(a).

           "Transferee" shall have the meaning set forth in Section 6.1(a).

           "Upstream Facilities" shall have the meaning set forth in the fourth recital.

                                   ARTICLE II

                         CAPITALIZATION OF THE COMPANY;
                            FINANCING OF THE PROJECT

           2.1 Articles; Authorized Capital.

           (a) In the event of any conflict or inconsistency between this Agreement and the Articles, the provisions of this Agreement, as among the Parties, shall govern, except as otherwise expressly provided herein. The Parties shall take all steps necessary to effect any amendment or alteration of the Articles of Association as may be necessary to carry out the intent and terms of the Agreement.

           (b) The initial authorized share capital of the Company is US$11,200,000 divided into 112,000 shares, each having a par value of US$100. The Parties agree to increase prior to the commencement of commercial operations the authorized share capital to approximately US$112,000,000.

           2.2 Shareholdings.

Immediately following the initial subscriptions set forth in Section 2.3, the Shares in the Company, each having a par value of US$100, shall be owned by the Parties in the following proportions:

             Participating Interest Percentage                 Shares
             ---------------------------------                 ------
      NIC                           4%                           1,120
      Cementhai                    10%                           2,800
      Polytama                     82%                          22,960
      ITOCHU                        4%                           1,120

           2.3 Formation; Initial Share Subscription

           (a) Following the execution and delivery of this Agreement, for the purposes of facilitating the incorporation of the Company and obtaining the approval of its status, the Parties, Tirtamas and TPCL agree to obtain an amendment to the existing BKPM approval referred to in the first recital in order to reflect the correct shareholders of the Company as set forth in Section
2.2. Each of Tirtamas and TPCL hereby relinquish to the Parties any and all rights under the BKPM approval referred to in the first recital and upon the approval of the BKPM, agree to take any additional steps necessary to transfer to the Parties any of the rights and interests Tirtamas and TPCL may have in the Project and the Company. It is understood that, apart from the provisions of this Section 2.2(a) and
Section 2.6, Tirtamas and TPCL shall have no direct rights or obligations under this Agreement.

           (b) Following the execution and delivery of this Agreement, the Parties shall cooperate to jointly form and incorporate the Company as a limited liability company under the laws of the Republic of Indonesia. The Participating Interest of the Parties as at the date of formation of the Company shall be as set forth in Section 2.2. As soon as practicable, the Parties shall negotiate in good faith in order to agree upon the text of, and finalize and execute, the Deed of Establishment, shall submit such Deed of Establishment to the Ministry of Justice of the Republic of Indonesia (the "MOJ") for approval, and shall take such further action as may be necessary to establish the Company in accordance with the laws of Indonesia. The Deed of Establishment shall, to the extent acceptable to the MOJ, incorporate the terms of this Agreement. Following MOJ approval, the articles of association which form a portion of the Deed of Establishment shall constitute the Articles of the Company. Any revisions to the articles of association which form a portion of the Deed of Establishment required by the MOJ shall be subject to the Parties' unanimous approval.

           (c) Upon the execution of the Deed of Establishment, and upon the terms and conditions set forth herein, each of the Parties hereby severally agree to subscribe for an amount of Shares that is equal to the Shares set forth in Section 2.2 with respect to each such Party, in each case having a par value of US$100, and immediately thereupon to deliver to a PMA account established by or on behalf of the Company by wire transfer of immediately available funds fifty percent (50%) of the aggregate purchase price in United States dollars of the respective Shares being purchased by such Party at a price per Share of US$100.

           (d) On or before the seventh day following the receipt by each of the Parties of the approval by the MOJ of the Deed of Establishment (or such earlier date as may otherwise be required by law), each of the Parties hereby severally agree to deliver to the Company by wire transfer of immediately available funds the outstanding amounts, if any, due to the Company in respect of the Shares previously subscribed for by such Party that have not been fully paid up.

           (e) In the event that any payment to be made under (c) or (d) above is not made within seven days after being due, the relevant Party shall pay interest at a rate per annum equal to the sum of the prime rate quoted by the Bank of America plus 3.0% on the amount payable from the date such payment was initially due through the date of full payment thereof. All payments for or in respect of the unpaid par value of the Shares shall be made in United States dollars and may not be paid in-kind.

           2.4 RESERVED

           2.5 Additional Pre-agreed Funding of the Company.

           (a) It is understood and agreed that up to US$67,200,000 of additional capital ("Pre-agreed Additional Capital") will be made available by the Parties at such time or times as the Board of Directors may determine in order to provide the funds required to make payments due under the EPC Contract and other Project costs and expenses in accordance with a Budget approved in accordance with Section 3.3 to the extent that funds are not available for this purpose under the Financing Agreements or are required by the Lenders.

           (b) RESERVED

           (c) Subject to the provisions of the Financing Agreements, Pre-agreed Additional Capital shall be provided in such form as shall be specified by the Board of Directors, which may include loans by Shareholders (or Affiliates thereof) to the Company ("Shareholder Loans"), additional paid-in capital, additional authorized and issued Shares, or a combination thereof. Any additional paid-in capital contributed by the Parties pursuant to or contemplated by Section 2.5 shall be contributed by each Party in proportion to its Participating Interest. Any additional Shares issued by the Company pursuant to or contemplated by Section 2.5 shall be subscribed for by, issued to and paid for by each Party in proportion to its Participating Interest. Any Shareholder Loans made pursuant to or contemplated by Section 2.5 shall be made to the Company by each Party in proportion to its Participating Interest.

           Any Shareholder Loans shall be subordinated, on terms to be set forth in the Financing Agreements, to the loans made to the Company by the Lenders. Shareholder Loans shall be made in United States dollars unless otherwise agreed by the Board of Directors. No Party shall Transfer, or allow any Affiliate of such Party to Transfer, any Shareholder Loan except concurrently with, in proportion to, and to the same party as, a Transfer of Shares by such Party in accordance with the provisions of Article VI.

           (d) Notwithstanding any provision to the contrary in this Agreement, the obligation of any Party (unless otherwise agreed by such Party) to provide any funding or financial support to the Project and the Company shall be limited to its purchase of Shares in accordance with Section 2.3 and its obligations with respect to the Pre-agreed Additional Capital as set forth in this Section 2.5.

           2.6 Reimbursement of Development Expenses. Promptly after the initial subscription of Shares pursuant to Section 2.3, the Parties shall cause the Company, upon the provision of receipts or other such documentation, to reimburse Tirtamas and its Affiliates for all previously unreimbursed expenses incurred in forming and establishing the Company and in funding its operations prior to the time when all of the Company's operations were funded by capital contributions. After the initial purchase of Shares pursuant to Section 2.3, it is intended that all expenses of operating the Company and constructing and financing the Project, including the fees of counsel, shall be paid for by the Company from funds provided by the Parties in accordance with Sections 2.2 and
2.5 or from funds provided by the Lenders. Each Party shall bear its own expenses, including the expenses of counsel, in connection with the negotiation and entering into of this Agreement, any Basic Agreement to which it is a party and the Financing Agreements.

           2.7 Issuance of Additional Shares of the Company. Except as provided in Section 2.5, the Parties shall cause the Company not to issue any Shares or any other securities or instruments convertible into or exchangeable for Shares, or any rights or options to purchase any of the foregoing except pursuant to this Section 2.7.

           (a) If the Company proposes to issue Shares or any other securities or instruments convertible into or exchangeable for Shares, or any rights or options to purchase any of the foregoing (collectively, "New Securities"), it shall give to each Party written notice (a "Capital Notice") specifying the terms of the proposed New Securities, including the amount or number and their price.

           (b) For a period of sixty (60) days from the date of any Capital Notice, each Party may elect at its option, by written notice to the Company (a "Subscription Notice"), to subscribe for a portion of the New Securities not greater than its Participating Interest. At the end of such sixty-day period,
(i) the Company shall give to each Party written notice of which Parties have subscribed for New Securities and the number of New Securities for which each such Party has subscribed and (ii) if the Parties do not subscribe collectively for the total number of New Securities set forth in the Capital Notice, the Company shall give to each

Party that had subscribed for the full number of New Securities to which it was entitled to subscribe (any such Party, a "Fully Subscribing Party") written notice (a "Further Capital Notice") specifying the number of such unsubscribed New Securities ("Remaining New Securities"). For a period of fifteen (15) days from the date of any Further Capital Notice, each Fully Subscribing Party may elect, by giving a further Subscription Notice to the Company, to subscribe for a portion of such Remaining New Securities not greater than the portion that the total number of Shares held by such Fully Subscribing Party bears to the total number of Shares owned by all Fully Subscribing Parties. If the Fully Subscribing Parties do not subscribe collectively for the total number of Remaining New Securities set forth in the Further Capital Notice, the procedures set forth in the two immediately preceding sentences shall be repeated, mutatis mutandis, until all the Remaining New Securities are subscribed for or until no Party elects to subscribe for any more Remaining New Securities.

           (c) Each Subscription Notice shall constitute a binding commitment of the Party giving the same to purchase from the Company the number of New Securities set forth therein, at the price and on the terms set forth in the Capital Notice. Any New Securities not subscribed for by the Parties in accordance with Section 2.7(b) shall first be offered to the employees of the Company if required by the Articles or applicable law and, if not fully subscribed by such employees (or no such offer to employees is required), the Remaining New Securities may be offered to any Person at a price not less than that and on terms not more favorable to the purchaser than those stated in the Capital Notice. For the avoidance of doubt, any Shares issued pursuant to this
Section 2.7 shall be subject to the restrictions on transfer set out in this Agreement.

           (d) Sections 2.7(a), (b) and (c) shall not apply where the issuance of New Securities will consist of an offer to the public. In the event an offer to the public is to be made by the Company, each Party shall waive any pre-emptive rights it may have under law, this Agreement or the Articles, and the Company shall ensure that each Party which provides acceptable indications of interest to the underwriters of such an offering is permitted to purchase in the offering up to the number of Shares equal to its Participating Interest multiplied by the total Shares to be offered.

           2.8 Other Optional Shareholder Support. Except as provided in Section 2.5, the Parties shall cause the Company not to borrow funds from or otherwise incur long-term indebtedness with any Party or any Affiliate of any Party ("Related Party Support") except pursuant to this Section 2.8. If the Company proposes to incur Related Party Support, it shall provide each Party the opportunity to provide such support pro rata based upon the Participating Interest of each Party. If any Party declines to participate, such Related Party Support may only be incurred by the Company to the extent that such support is provided at market rates and on market terms not less favorable to the Company than as though negotiated at arms-length.


                                   ARTICLE III

                    GOVERNANCE AND MANAGEMENT OF THE COMPANY

           3.1 Management of the Company.

           (a) The Company shall be managed by the Board of Directors. The Board of Commissioners (or Supervisory Board) shall supervise the management of the Company by the Board of Directors.

           (b) So long as NIC and ITOCHU are entitled under this agreement to appoint one (1) or more persons to the Board of Directors, NIC and ITOCHU shall be entitled to jointly appoint one (1) person to a senior officer level position which initially shall be an Audit Vice President, it being understood that such position shall be held by the individual who holds the similar position with respect to the Upstream Facility. Such officer's position and title may be changed from time to time with the approval of the Shareholders in accordance with Section 3.3 and NIC and ITOCHU. All other officers of the Company shall be appointed only with the approval of the Shareholders in accordance with Section 3.3.

           3.2 Boards of Directors and Commissioners.

           (a) The Board of Directors and the Board of Commissioners shall each consist of eight (8) persons. One director shall be designated the President Director, and one commissioner shall be designated the President Commissioner. Polytama shall have the right to nominate and appoint (i) six (6) persons to the Board of Directors, one of whom Polytama shall have the right to nominate and appoint to the position of President Director and (ii) six (6) persons to the Board of Commissioners, one of whom Polytama shall have the right to nominate and appoint to the position of President Commissioner; and Cementhai shall have the right to nominate and appoint one (1) person to the Board of Directors and one (1) person to the Board of Commissioners; provided, however, that Polytama shall be entitled to appoint one less person to the Board of Directors and one less person to the Board of Commissioners for each 12.5% reduction in the aggregate ownership of Shares in the Company of Polytama below an aggregate ownership level of 50% of the total issued and outstanding Shares; and provided further that if the aggregate ownership of Shares in the Company of Polytama is reduced below 50% of the total issued and outstanding Shares, the President Director and President Commissioner shall be nominated and appointed by the Shareholders in accordance with Section 3.3(a). Upon the reduction of the aggregate ownership by Polytama of Shares in the Company to 0% of the total issued and outstanding Shares, Polytama shall not be entitled to appoint any persons to the Board of Directors or the Board of Commissioners. The entity acquiring the largest percentage of Shares which have resulted in such reduction shall be entitled to appoint such number of persons to the Board of Directors and such number of persons to the Board of Commissioners as Polytama has been reduced.

           Each other Party who owns or group of Parties who in the aggregate own at least 10% of the Shares in the Company shall have the right to nominate and appoint one person to the Board of Directors and one person to the Board of Commissioners. For purposes of the foregoing sentence, the indirect ownership interest in the Company of a Party that directly own Shares will be aggregated with the Shares such Party directly owns to determine whether such Party shall be entitled to nominate and appoint persons to the Board of Directors and Board of Commissioners. Each Party shall vote its Shares to elect the Directors and Commissioners nominated according to the provisions of this Section 3.2(a).

           (b) Any Director or Commissioner nominated by a Party pursuant to
Section 3.2(a) may be removed by the Party that nominated such Director or Commissioner, and each Party shall take (and shall cause the Commissioner(s) and Director(s) nominated by it to take) all such actions as may be required to effect such removal, including voting its Shares at a General Meeting of Shareholders for such removal.

           (c) Each Party shall cause the Commissioner(s) and Director(s) nominated by it to vote at any meeting of the Board of Commissioners or Board of Directors, as the case may be, and shall vote its Shares at any General Meeting of Shareholders of the Company in such a way as to give effect to the provisions and objectives of this Agreement and resolutions of the Shareholders. In furtherance of the foregoing, the Company may not take, and each Party agrees that it shall cause the Commissioner(s) and Director(s) nominated by it to vote at any meeting of the Board of Commissioners or Board of Directors, as the case may be, to cause the

Company not to take, any action set forth in paragraphs (b) or (c) of Section
3.3 unless it has been approved by the Parties in accordance with Section 3.3.

           (d) Vacancies on either the Board of Directors or the Board of Commissioners shall be filled by the Party who had nominated the person whose departure had created the vacancy unless such departure was pursuant to Section
7.5 hereof in which case the vacancy shall be filled by a person nominated by a majority vote of the non-defaulting Parties.

           (e) The President Director shall be entitled to represent and act for and on behalf of the Board of Directors as authorized or directed by the Board of Directors and in his absence or disability for any reason whatsoever, two members of the Board of Directors jointly shall be entitled to do so provided that one such member of the Board of Directors was nominated by Polytama. The President Commissioner shall be entitled to represent and act for and on behalf of the Board of Commissioners as authorized or directed by the Board of Commissioners and in his absence or disability for any reason whatsoever, two members of the Board of Commissioners jointly shall be entitled to do so provided that one such member of the Board of Commissioners was nominated by Polytama.

           (f) A meeting of the Board of Directors or of the Board of Commissioners is valid and is entitled to pass binding resolutions only if (i) notice is duly given of a meeting of the Board of Directors or Board of Commissioners in accordance with the Articles and (ii) at least five members of the Board of Directors or at least five members of the Board of Commissioners, respectively, are present or represented at the meeting, including at least one Director or one Commissioner, as the case may be, nominated by Polytama.

           (g) All resolutions of a meeting of the Board of Directors and of the Board of Commissioners shall be valid and binding if approved by more than 50% of the total Directors or Commissioners attending, including the affirmative vote of one Director or Commissioner, as the case may be, nominated by Polytama. The Board of Directors and the Board of Commissioners shall not take a decision on actions or activities that require the approval of the Parties under Section 3.3(b) or (c) unless such activities have been approved by the Parties in the manner provided therein.

           3.3 Requisite Shareholder Majorities.

           (a) Other than as required in Section 3.3(b) or (c), any action or decision of the Company shall require the affirmative vote of shareholders holding more than 60% of the issued and outstanding Shares present or represented and entitled to vote at a duly convened General Meeting of Shareholders.

           (b) The following actions shall require the affirmative vote of shareholders holding more than 85% of the issued and outstanding Shares present or represented and entitled to vote at a duly convened General Meeting of
Shareholders:

               (i) incurring expenditures which are not in the annual business plan in excess of US$10,000,000 or the equivalent thereof in other currencies in any calendar year, other than in the ordinary course of business or ordinary course of operation of the Facilities;

               (ii) borrowing or otherwise incurring debt (excluding any debt provided for in Section 2.5 hereof) in excess of US$10,000,000 or the equivalent thereof in other currencies in any calendar year, other than as permitted under this Agreement or the Financing Agreements or in the ordinary course of business or ordinary course of operation of the Facilities;

               (iii) causing the Company to enter into any transaction or a series of related transactions involving in excess of US$10,000,000 by the Company or the equivalent thereof in other currencies in any calendar year, other than pursuant to this Agreement or any Basic Agreement and other than a transaction for the provision by the Company of utilities and services contemplated by Section 4.5 or involving the sale of Products by the Company;

               (iv) any material sale or pledge, assignment, mortgage or other encumbrance of assets of the Company other than as provided in the Financing Agreements;

               (v) the execution of any agreement (other than a Basic Agreement, an agreement for the provision to the Company of utilities and services contemplated by Section 4.5 or any agreement for the sale of Products by the Company) with an Interested Party on terms less favorable to the Company than if negotiated at arm's-length;

               (vi) the amendment or modification of those articles of the Articles that are comparable to the following articles of the TPPI
        Articles: 5.1, 9.1, 11.1, 12.1, 13.1, 14.1, 14.10, 17, 18, 19, 21;

               (vii) any merger or consolidation of the Company with or into any other person, any liquidation or dissolution of the Company, or the filing by the Company of any voluntary petition of bankruptcy or insolvency;

               (viii) the establishment of the Company's annual business plan, including annual operating and capital expenditure budgets, and any material deviations therefrom;

               (ix) causing the Company to significantly change its business activities or to cease any of its important business activities;

               (x) the granting of any loan, guarantees or credit in excess of US$1,000,000, other than in the ordinary course of business or ordinary course of operation of the Facilities;

               (xi) entering into any partnership or profit sharing agreement or joint venture with any person;

               (xii) any material expansion or debottle-necking of the Facilities beyond the scope set forth in Exhibit A; and

               (xiii) except as provided in Section 3.2(b), the removal of Commissioners and Directors without cause.

           (c) The following actions shall require the affirmative vote of shareholders holding more than 92% of the issued and outstanding Shares present or represented and entitled to vote at a duly convened General Meeting of
Shareholders:

               (i) the execution and delivery by the Company of any Basic Agreement or any material amendment of, or material waiver with respect to, any provision of any Basic Agreement; and

               (ii) any sale by the Company (other than pursuant to a Basic Agreement) of a Product to an Interested Party if such sale is made on terms less favorable to the Company than the terms generally available in the market for comparable sales if the aggregate volume of all such sales to Interested Parties during any period of 12 consecutive months exceeds 2% of the aggregate production volume during such 12 month period.

           (d) Each Party agrees that, in voting the Shares owned by it with respect to the actions described in Sections 3.3(b) and (c), it will act in the best interests of the Company, as determined in the good faith business judgment of such Party. If at a General Meeting of the Shareholders, more than 51% but less than the majority of the issued and outstanding Shares required by Section 3.3(b) or (c) are voted to take such action, a Party who voted to take such action (an "Affirmative Party") may by notice to any Party who voted in opposition to, or abstained with respect to, such action (a "Negative Party") initiate a determination as to whether such Negative Party(ies) failed to act in accordance with the preceding sentence. Such determination shall be made in accordance with Article IX, except that a single arbitrator shall be used and shall be selected by the same procedure specified for an arbitration between more than two parties. The Parties shall endeavor to cause such arbitration to be conducted as expeditiously as possible, and in any event shall endeavor to obtain such a determination with 60 days of the giving of such notice. If the arbitrator determines that the Negative Party(ies) did not act in accordance with the first sentence of this Section 3.3(d), (i) the majority required to approve the action at issue shall thenceforth be reduced (but not below 51%) by the percentage of Shares owned by the Negative Party(ies) and (ii) the Negative Party(ies) shall bear all expenses relating to such determination (including reasonable attorneys' fees and disbursements of the Affirmative Party(ies)). Otherwise, all expenses relating to such determination (including reasonable attorneys' fees and disbursements of the Negative Party(ies)) shall be borne by the Affirmative Party(ies). Any determination by the arbitrator pursuant to this
Section 3.3(d) shall not give rise by any Party to a claim for damages or other relief against any Party except as specifically provided in this paragraph.

           (e) In addition to any other quorum requirements specified in the Articles, a General Meeting of Shareholders shall be valid and entitled to adopt binding resolutions only if at least two shareholders are present or represented at such meeting, one of whom must be a shareholder other than Polytama.

           3.4 Books and Records; Inspection; Confidentiality.

           (a) The Parties shall cause the Company to keep true and accurate accounting books and records of all operations. Such books and records (including the minutes, accounts and reports to and by the Board of Directors) shall be kept in

English and in U.S. Dollars and in accordance with such international accounting principles as are required by the Lenders and under Indonesian law, applied on a consistent basis, and approved by the Parties in accordance with Section 3.3. The Parties shall cause the Company to deliver quarterly unaudited financial statements to each Party within 30 days following the end of each of the first three fiscal quarters of each fiscal year. The Parties shall cause the Company to deliver to each Party audited annual financial statements within four months following the end of each fiscal year.

           (b) Each Party and its duly authorized representatives (including internal and external auditors) shall be permitted, and the Parties shall cause the Company to allow each Party and such representatives, to visit and inspect any of the Project operations and any of the properties and assets of the Company, including the books of account of the Company, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and the Parties shall cause the Company to authorize such accountants to discuss with such representatives the affairs, finances and accounts of the Company), all at the cost and expense of the requesting Party and at such reasonable times and as often as may be reasonably requested.

           (c) Each Party shall, and shall cause its Affiliates and their respective directors, officers, employees, auditors, counsel, agents, representatives, consultants and financial institutions to, keep confidential any and all information relating to the Project, the Company or this Agreement that is provided to such Party or its Affiliates by the Company, any other Party or any Affiliate thereof, and each Party shall not disclose (other than to its directors, officers, employees, agents, directors, auditors or counsel or to the other Parties) or use (other than for the sole purpose of implementing the Project) any such information, provided that such Party may (v) disclose or use any such information as has become generally available to the public other than through a breach of this Agreement by such Party, (w) disclose or use any such information as is already in such Party's possession, provided that such information is not known to such Party to be subject to another confidentiality agreement or other obligation of secrecy, (x) disclose or use such information as becomes available to such Party on a non-confidential basis from a source other than another Party hereto or such other Party's directors, officers, employees, agents, auditors or counsel, provided that such source is not known by such Party to be bound by a confidentiality agreement or other obligation of secrecy, (y) disclose or use such information as may be required in any report, statement or testimony required to be submitted to any municipal, state or national regulatory body having or claiming to have jurisdiction over it, or as may be otherwise required by law, regulation, binding court order or other governmental authority, or as may be required in response to any summons or subpoena or in connection with any litigation or (z) disclose any such information to (i) a prospective transferee in connection with any permitted transfer by such Party or its Affiliates of any Shares or; with the prior written consent of the other Parties such consent not to be unreasonably withheld, of any other interest in any Shares; (ii) potential lenders to and arrangers, underwriters, purchasers etc. of financing to the Company or to a Party (or its Affiliates), and (iii) contractors and subcontractors of the Company, to the extent necessary to implement the Project, provided that in all cases under this clause (z) such Person has agreed to be bound by confidentiality restrictions substantially similar to the foregoing unless otherwise agreed by the Parties pursuant to Section 3.3.

           3.5 Negotiation of Basic Agreements. The Company and its officers and employees shall have primary responsibility for negotiating the Basic Agreements and any other agreements that are necessary in order to complete or implement the Project. Each of the Basic Agreements and any such other agreement shall be subject to the approval of the Parties in accordance with this Article III.

           3.6 Further Administration of the Company.

           (a) The Board of Directors shall cause the officers of the Company to prepare for its review an annual financial and operating plan, as well as marketing and strategic business plans, not later than 30 days prior to the commencement of each relevant year. Not less than 15 days prior to the start of each fiscal year of the Company, the Board of Directors shall submit to the Shareholders a draft of the proposed annual business plan for such fiscal year containing (i) a proposed budget including (A) a profit and loss (income) statement setting forth in reasonable detail the revenues and expenses projected for the Company business on an annual basis for the forthcoming fiscal year and
(B) a cash flow statement setting forth in reasonable detail the receipt and disbursements projected for the Company business on an annual basis for the forthcoming fiscal year and the amount of any corresponding cash deficiency or surplus, the required capital contribution or Shareholder Loans, if any and any contemplated borrowings of the Company (the "Budget"), and (ii) such other documents as may be determined by the Board of Directors to be included in the Budget. Each Budget shall be prepared on a basis consistent with the Company's audited financial statement and Indonesian GAAP. At its next scheduled General Meeting of Shareholders after the submission of such proposed Budget, the General Meeting of Shareholders shall decide whether or not it approves such proposed Budget in accordance with the provisions of Article III. If such proposed

Budget is approved by the General Meeting of Shareholders, then such Budget shall be considered established for all purposes of this Agreement. If such proposed Budget is not approved by the General Meeting of Shareholders, then the Board of Directors shall promptly modify the proposed Budget to secure the approval of the General Meeting of Shareholders.

           (b) If the General Meeting of Shareholders fails to approve a new Budget prior to the beginning of any fiscal year (a "Budget Deadlock"), the Company shall continue to operate according to the Budget most recently approved by the General Meeting of Shareholders as provided in (a) above (the "Prior Budget") adjusted to reflect increases or decreases resulting from the circumstances set forth below, until a new Budget is established by the General Meeting of Shareholders as provided in (a) above:

               (i) the payment or receipt to be made for such fiscal year under the contracts or agreements executed by the Company prior to the Budget Deadlock; and

               (ii) anticipated increases or decreases in expenses attributable to the annual effect of overhead expenses including employee salaries in such fiscal year, which are contemplated to occur as a result of the Company actions approved by the General Meeting of Shareholders prior to and subsequent to the date of approval of the Prior Budget.

Notwithstanding the foregoing, no additional capital contributions including any Shareholder Loan provided for in the annual Budget for such prior year shall be repeated in such new year unless specifically approved for such year as provided in Section 3.3. For the avoidance of doubt, Budget Deadlocks may be resolved as provided for in Section 3.3(d).

           (c) The Company shall at all times engage the services of an independent internationally recognized firm of chartered or registered public accountants approved by the Parties in accordance with Article III to perform an annual audit of the financial records of the Company at the cost of the Company.

           (d) The Company shall ensure that the books of accounts of the Company are maintained, and that effective cost accounting and control systems are established and maintained, in a manner acceptable to the Parties.

           (e) The Company shall use reasonable commercial efforts to recruit first class management personnel, technicians, workers and other personnel. The Company shall generally pursue a policy of employing Indonesian personnel so far as personnel with appropriate qualifications and experience are available.

           (f) Subject to Section 3.3, the Company will distribute its earnings to its shareholders to the maximum extent permitted by law, the Financing Agreements and the Company's working capital and operational requirements.

           (g) The object of the Company shall be to construct and operate the Facilities and distribute and sell the products manufactured thereby domestically in Indonesia and internationally in a manner so as to maximize the profitability of the Company.


                                   ARTICLE IV

                         OTHER COVENANTS OF THE PARTIES

           4.1 Governmental Consents. The Parties shall apply for and diligently prosecute all applications for, and shall use reasonable commercial efforts promptly to obtain, such consents, authorizations and approvals from such governmental authorities as shall be necessary to permit the consummation of the transactions contemplated by this Agreement. The expenses incurred by the Parties for activities undertaken as required by this Section 4.1 shall be paid by the Company or incurred for the account of the Company and reimbursed to the Party which incurred such expenses.

           4.2 Publicity. No Party shall, and each Party shall cause its Affiliates not to, make any public announcement or issue any press release containing information (other than information already available to the public) with respect to the Project without the consent of the other Parties, provided that to the extent a Party shall be legally required to make such an announcement or release pursuant to applicable law, it shall be permitted to do so even if it has not obtained the consent of the other Parties if and only if such Party (x) has used its best efforts to consult with the other Parties regarding such announcement or release and (y) strictly limits such announcement or release to the minimum disclosure required by law.

           4.3 Feedstock Arrangements.

           (a) The Parties agree to cause the Company to enter into an exclusive agreement with TPPI to provide for the long-term supply of approximately 200,000 metric tonnes per year of propylene intended to be produced by TPPI and anticipated to be used by the Company as feedstock for its operations.

           (b) Propylene manufactured by TPPI and purchased by the Company either directly or indirectly from TPPI, under a long-term supply contract or otherwise, shall be purchased by the Company at a price equal to a weighted average price for such products of similar specifications in the Asian market, Western European market and the United States Gulf Coast market as determined by reference to appropriate publicized actual transaction prices. The appropriate weighting and the source of the publicized prices shall be as approved from time to time by unanimous agreement of the Parties.

           4.4 Offtake Arrangements.

           (a) The Parties agree that they will cause the Company to enter into the JTC Polypropylene Fixed Offtake Agreement providing for the sale of the volume of Products as follows:



                               Year*                Volume**
                               -----                --------

                                 1                    20%

                                 2                    16.5%

                                 3                    13%

                               4-10                   10%


           * "Year" refers to 12 month periods commencing with production of the product.

           ** Percentages refer to percentages of actual production calculated on a quarterly basis.


           (b) The Parties agree that they will cause the Company to enter into one or more long-term standby offtake agreements with NIC and ITOCHU, Tirtamas and its Affiliates, and Cementhai and its Affiliates for the sale outside Indonesia of 60%, 20% and 20%, respectively, of Products that are not purchased pursuant to the JTC Polypropylene Fixed Offtake Agreement or that are not sold inside Indonesia by or on behalf of the Company.

           (c) All offtake agreements referred to in this Section 4.4 shall provide for "pass-through" pricing with the party which is offtaking the product only being entitled to compensation equal to 3% of the net sales price.

           4.5 Utilities and Services Provided by TPPI.

           Utilities produced by TPPI and supplied to, and marine docks and tankage facilities (and other facilities as may be agreed by the Parties) which are owned by TPPI and utilized by, the Company shall be supplied to or utilized by the Company (i) on terms requiring the Company to pay to TPPI an amount calculated to reflect a return to TPPI of the capital investment to construct the Company's proportionate share of the relevant facilities based on its usage of such facility, a reasonable return to TPPI on such capital investment and the Company's proportionate share of the costs of operating and maintaining such facilities (it being understood that the Company shall be required to make an advance payment to TPPI for the future provision of such utilities or services in an amount equal to the incremental capital costs associated with constructing facilities other than those contemplated in the description of the Facilities set forth in Exhibit A of the TPPI Shareholders Agreement in order to meet the requirements of the Company), or (ii) on any other terms that may be unanimously agreed by the Parties.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

           Each Party hereby makes with respect to itself, as of the effective date hereof pursuant to Section 10.1, to each other party, the representations and warranties set forth in this Article V. Such representations and warranties of the Parties shall be repeated as of Financial Closing, as if made on such date, and each Party shall deliver an officer's certificate to each other Party to such effect on such date.

           5.1 Status and Authority; Binding Effect. Such Party is a corporation duly organized and in good standing under the laws of the jurisdiction of its organization having the power and authority to validly execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action on the part of such Party. This Agreement has been duly executed and delivered by such Party or its duly authorized representative and, subject to Section 10.1, constitutes the legal, valid and binding obligations of such Party, enforceable in accordance with the terms hereof.

           5.2 Consents. Other than as set forth under Section 2.3 of this Agreement, no permit, license, consent, order, approval or authorization of or filing or registration with or declaration to any governmental authority, other than those obtained or made prior to the date hereof, is required on the part of such Party or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than the transactions contemplated by the Basic Agreements), other than filings with or approvals of (a) with respect to the investment of NIC and ITOCHU, the Japanese Ministry of Finance, (b) with respect to the investment of Cementhai, the Stock Exchange of Thailand, and (c) permits, licenses, consents, orders, approvals, authorizations, filings, registrations or declarations the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on such Party, or the Project.

           5.3 Compliance with Other Instruments and Laws. Each Party represents, warrants and covenants that the execution and delivery of and performance of its obligations under this Agreement by such Party and the consummation of the transactions contemplated hereby will not result in (i) any conflict with the articles of association, certificate of incorporation, by-laws or equivalent organizational document or documents of such Party (ii) any breach or violation of or default under any statute, law, regulation, ordinance, rule, permit, concession, grant, franchise, license or other governmental authorization or approval, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument to which such Party is a party or by which such Party or any of its properties or assets are bound or subject or which is otherwise applicable to such Party (iii) the creation or imposition of any liens, mortgages, pledges, claims, security interests, charges or encumbrances or obligations to create a lien, charge, pledge or mortgage (collectively, "Liens") on the assets of such Party, except for such breaches, violations or defaults and such Liens which would not, individually or in the aggregate, have a material adverse effect on such Party or the Project.

           5.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best knowledge of such Party, threatened, which question the validity of this Agreement or any action taken or to be taken by such Party that is material to the transactions contemplated by this Agreement.

           5.5 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of such Party in a manner that could give rise to any valid claim against the Company or any other Party for any brokerage or finder's commission, fee or similar compensation.


                                   ARTICLE VI

                 RESTRICTIONS ON TRANSFER AND ISSUANCE OF SHARES

           6.1 Transfer Restrictions.

           (a) Each Party agrees not to sell, assign, transfer, convey by gift, pledge, hypothecate, encumber or otherwise dispose of (any of the foregoing, a "Transfer" and the Party effecting such Transfer, a "Transferor"), all or any part of its Shares except as provided in this Agreement.

           (b) Any actual, attempted or purported Transfer by a Party of all or any part of its Shares that does not comply with the terms of this Article VI shall be null, void and of no force or effect.

           (c) If any Shareholder Loan is outstanding from any Party, such Party may not Transfer any of its Shares (except pursuant to Section 6.2) unless a pro rata interest in such Shareholder Loan is concurrently transferred to the Person to whom such Shares are Transferred.

           (d) As a condition precedent to any Transfer, the transferee of any Shares from a Party shall agree in writing to become a party to this Agreement and assume all the rights and obligations of the Transferor related to its ownership of such Shares and hereunder, and prior to or concurrently with the registration of a Transfer on the share register of the Company shall so become a party hereto.

           (e) Notwithstanding anything herein to the contrary, Polytama agrees not to transfer any of its Shares and agrees to cause the Company not to issue additional Shares if, following such transfer or issuance, the aggregate Shares owned by Polytama, Tirtamas and their Affiliates is less than 43% of the total issued and outstanding Shares of the Company.

           6.2 Transfers to Affiliates and Other Parties; Certain Pledges.

           (a) A Party may Transfer its Shares to an Affiliate of such Party or to another party that is a Party prior to such Transfer ("Permitted Transferee"); provided that (i) such transferring Party gives each other Party 15 days prior written notice, (ii) the applicable provisions of the Articles have been complied with, and (iii) all consents or waivers required under the Financing Agreements and Basic Agreements have been obtained; and provided further with respect to transfers to Affiliates, that (i) Parties holding not less than 60% of the issued and outstanding Shares consent in writing unless the Transferor agrees to provide an irrevocable and unconditional guarantee of the obligations of the Permitted Transferee in which case no consent shall be required, and (ii) the Permitted Transferee agrees in writing to re-transfer the Shares to its Transferor if at any time it ceases to be an Affiliate of such Party.

           (b) Polytama may Transfer a portion of its Shares up to 5%, and with the approval of each of NIC and ITOCHU, up to an additional 5%, of the total issued and outstanding Shares, to a third-party Indonesian company reasonably acceptable to the other Parties that is in the business of manufacturing or trading petrochemicals, provided that the conditions for the Transfer of Shares to a Permitted Transferee under Section 6.2(a) have been otherwise satisfied.

           (c) The restrictions contained in this Article VI shall not prohibit any pledge by any Party of its Shares pursuant to the Financing Agreements.

           6.3 Right of First Offer. Following Operational Acceptance (as defined in the TPPI EPC Contract), or prior to Operational Acceptance (as defined in the TPPI EPC Contract) with the approval of Parties holding 60% of the issued and outstanding Shares of the Company, a Party may Transfer all or a portion of its Shares provided it complies with the following procedures:

           (a) In the event that any Party (a "Selling Shareholder") desires to Transfer any or all of its Shares (other than to a Permitted Transferee), such Selling Shareholder shall first give notice (an "Offer Notice") to each other Party (the "Offerees") stating its desire to make such Transfer, the number of Shares desired to be Transferred (the "Offered Shares"), the price (which must be payable entirely in cash) at which such Selling Shareholder wishes to sell the Offered Shares (the "Offer Price"), and any other terms of the offer.

           (b) The Offer Notice shall constitute, for a period of sixty (60) days from the date on which it shall have been deemed to be given, an irrevocable and exclusive offer to sell to each Offeree (or any Affiliate designated by an Offeree), at the Offer Price, a portion of the Offered Shares equal to the proportion that the number of Shares owned by such Offeree bears to the total number of Shares owned by all the Offerees or such lesser portion of the Offered Shares as such Offeree chooses in its discretion.

           (c) Each Offeree may accept the offer set forth in an Offer Notice by giving notice to the Selling Shareholder, prior to the expiration of such offer, specifying the maximum number of Offered Shares that the Offeree wishes to purchase.

           (d) If any Offeree does not agree to purchase all of the Offered Shares to which it is entitled, the Selling Shareholder shall promptly so notify each Offeree that has so agreed (an "Antidilutive Offeree"), such notice to constitute an offer to sell, irrevocable for 15 days, to each such Antidilutive Offeree the portion of the remaining Offered Shares (the "Remaining Shares") equal to the proportion that the number of Shares owned by such Antidilutive Offeree bears to the total number of Shares held by all such Antidilutive Offerees. Each Antidilutive Offeree shall notify the Selling Shareholder within such 15 day period, specifying the number of Remaining Shares which such Antidilutive Offeree agrees to purchase. To the extent that any such Antidilutive Offeree does not fully agree to purchase its proportionate share of the Remaining Shares, the procedures set forth in the two immediately preceding sentences shall be repeated, mutatis mutandis, until all the Remaining Shares are sold or until no Party agrees to purchase any more Remaining Shares.

           (e) If the Offerees collectively agree to purchase all of the Offered Shares pursuant to this Section 6.3, they shall pay for such Shares within forty-five (45) days following completion of the procedures set forth in paragraphs (b) and (d) hereof.

           (f) If the offers made by the Selling Shareholder to the Offerees pursuant to paragraphs (b) and (d) hereof expire without an agreement by one or more Offerees to purchase all of the Offered Shares, the Selling Shareholder shall have one hundred eighty (180) days to effect the Transfer of the Offered Shares to any third party or parties, for cash, at a price not less than the Offer Price, and upon terms otherwise no more favorable to the transferee or transferees than those specified in the Offer Notice, subject to (i) the approval of Parties (including the Selling Shareholder) owning at least 60% of the outstanding Shares as to the identity of such third party, such consent not to be unreasonably withheld, provided that a good faith belief that a Party could not work cooperatively with such proposed third party shall be sufficient reason for withholding such Party's approval, and (ii) the execution and delivery by such third party of an assignment and assumption agreement, in form and substance satisfactory to the other Parties, pursuant to which such third party shall assume all of the rights and obligations of a Party pursuant to or under this Agreement. In the event that such transfer is not consummated within such 180-day period, the Selling Shareholder shall not be permitted to sell its Shares pursuant to this Section 6.3 without again complying with each of the requirements of this Section 6.3; provided, however, that such transfer may be made without so re-complying with such requirements if the transfer was delayed by factors beyond the reasonable control of the Selling Shareholder and such transfer is consummated within 90 days following the end of such 180-day period.

           (g) If all of the Shares owned by any Party are transferred pursuant to and in compliance with this Section 6.3, then such Party shall be released from all liabilities under this Agreement, except for such liabilities as may have arisen prior to the first date on which such Party ceases to own any Shares. The other Parties, as well as any other Person or Persons that may become party to this Agreement pursuant to any transfer of Shares, shall execute and deliver an agreement giving effect to the foregoing, in form and substance acceptable to the Party being released.

           (h) No Offeree may assign its rights under this Section 6.3 except as set forth in Section 10.2.

           (i) If a proposed Transfer to be made pursuant to this Section 6.3 is not approved as provided for in Section 6.3(f)(i), then the Parties not approving the Transfer shall within four months either purchase or find another party to purchase the Shares proposed to be Transferred at the same price and on the same terms as was set forth in the Offer Notice.

           6.4 Prohibited Transfers. Notwithstanding anything in this Article VI to the contrary, no Party may Transfer any Shares in violation of (i) applicable law or (ii) the terms of the Basic Agreements or the Articles.

           6.5 Involuntary Transfers of Shares.

           (a) In the event any or all of a Party's Shares are transferred involuntarily, directly or indirectly, by operation of law or otherwise, such Party shall give written notice (an "Involuntary Transfer Notice") promptly after receiving knowledge thereof, and in any case within fifteen (15) days of such involuntary transfer, to the other Parties, with a copy to the transferee, stating the fact that the involuntary transfer occurred, the reason therefor, the date of such transfer, the name and address of such transferee and the number of Shares acquired by such transferee.

           (b) For a period of sixty (60) days from the date that the Involuntary Transfer Notice is received by any Party, such Involuntary Transfer Notice shall constitute an Offer Notice (as such term is used in Section 6.3), such involuntarily transferred Shares shall constitute the Offered Shares (as such term is used in Section 6.3), the book value of such involuntarily transferred Shares shall constitute the Offer Price (as such term is used in Section 6.3) and the Parties other than the former owner of such involuntarily transferred Shares shall have the right to purchase such Shares from the owner(s) thereof according to the provisions of Section 6.3, as herein modified.

           (c) Any such involuntary transfer of Shares shall also be subject to the applicable provisions of the Articles.

           6.6 Change of Control.

           (a) Upon the occurrence of a Change of Control of (i) Polytama or
(ii) Cementhai and all controlling companies up to, but not including, The Siam Cement Public Company Limited, (the company undergoing a Change of Control, the "COC Entity"), any Party who is not the COC Entity or a direct or indirect subsidiary of the COC Entity (the "Non-COC Party") shall have the right to purchase all of the Shares owned by the COC Entity and its direct or indirect subsidiaries (the "COC Entity Shares") at Fair Market Value by delivering, within 14 days after the occurrence of such change of control is known to such Non-COC Party, a notice to such COC Entity, indicating that it has exercised its right to purchase the COC Entity Shares. If more than one Non-COC Party shall so elect, each such electing Non-COC Party shall have the right to acquire its pro rata portion of the COC Entity Shares based upon dividing its Participating Interest in the Company (as adjusted to exclude the COC Entity Shares) by the Participating Interests of all the Non-COC Parties who elect to purchase such COC Entity Shares.

           (b) For the 45 day period (the "Negotiation Period") after the first such notice by a Non-COC Party, all electing Non-COC Parties and the COC Entity shall negotiate in good faith in order to reach agreement on the Fair Market Value of the Subject Shares. If the electing Non-COC Party(ies) and the COC Entity fail to reach agreement on the Fair Market Value of the subject Shares within the Negotiation Period, each of the COC Entity and the Non-COC Party(ies) shall retain an appraiser (which shall be an internationally reputable investment banking firm) to prepare and deliver an appraisal of the Fair Market Value of the subject Shares and shall give the other Parties a notice of such engagement by the 14th day following the expiration of the Negotiation Period. Each such Party shall deliver to the other Parties the written appraisal by its own appraiser of the Fair Market Value of the Subject Shares not later than 60 days after the Negotiation Period. Following delivery of their appraisals, the COC Entity and the Non-COC Party(ies) shall cause their respective appraisers to meet and discuss the Fair Market Value of the subject Shares for a period not exceeding 7 days. If all the appraisers agree on the Fair Market Value of the subject Shares, the purchase price for the subject Shares shall be such agreed upon Fair Market Value. If the appraisers fail to agree on such Fair Market Value, the Fair Market Value for the subject Shares shall be the median of the highest valuation and the lowest valuation of all the appraisals.


                                   ARTICLE VII

                                     DEFAULT

           7.1 Events of Default. Any of the following conditions or events shall constitute an "Event of Default":

           (a) any Party shall default in the payment of any amount due to any other Party or to the Company under this Agreement for more than three days after the same becomes due and payable; or

           (b) any Party (or any Affiliate of any Party) shall fail to make any capital contribution or provide other financial support to the Company required by (i) any determination of the Board of Directors within the limits set forth in Section 2.5, (ii) any written agreement with the Company or between two or more of the Parties (or Affiliates of the Parties) which includes such defaulting Party, or (iii) any agreement entered into by such Party (or any Affiliate of such Party) in connection with the Financing Agreements; or

           (c) any Party shall default in the performance of or compliance with any other material obligation contained in this Agreement, and such default shall not have been remedied within ten (10) days after written notice thereof shall have been given to such Party by the Company or any other Party.

           7.2 Default Notice; Cure Period. Upon the occurrence and during the continuance of an Event of Default, any other Party may provide a notice (a "Default Notice") to the defaulting Party of such occurrence. The defaulting Party shall have six (6) days from the date of the Default Notice to cure the breach that gave rise to the Event of Default.

           7.3 Rights of Defaulting Party. If the Event of Default is not cured within such six day period, then for so long as such Event of Default shall continue the defaulting Party (and any Affiliate thereof) shall not be entitled to take or receive any dividends on or other distributions with respect to its Shares or to have any rights under this Agreement and shall not be entitled either to attend or vote at any meeting of the Parties or to be represented by its representatives on the Board of Directors or Board of Commissioners of the Company, or otherwise to be consulted or to participate in any agreement, decision, consent, determination, approval or other action of the Company or of the Parties. For so long as the provisions of the preceding sentence shall apply, the percentage of Shares required to approve any action pursuant to
Section 3.3 shall be equal to the percentage required by Section 3.3 multiplied by the percentage of Shares that remain entitled to vote.

           7.4 Right to Cure. During the continuance of an Event of Default, each non-defaulting Party shall have the right, but not the obligation, at the expense of the defaulting Party to cure such defaulting Party's default.

           7.5 Option to Purchase Defaulting Party's Shares. If, within sixty
(60) days of the date of a Default Notice, the defaulting Party has not cured the default giving rise to an Event of Default, or has not fully reimbursed any non-defaulting Party who has cured such default pursuant to Section 7.4, the non-default- ing Parties shall have the right, but not the obligation, to purchase, on a pro rata basis, all of the Shares owned by the defaulting Party (and any Affiliates of the defaulting Party) for a price in cash equal to the lesser of (i) the cost to such defaulting Party of acquiring such shares in the Company plus any further capital contributions made by the defaulting Party pursuant to capital calls made by the Board of Directors or otherwise pursuant to this Agreement or (ii) an amount determined by (a) multiplying the Net Worth of the Company by the Participating Interest of the defaulting Party on the date of default and (b) subtracting any amounts due and payable by the defaulting Party to either the Company (which amount shall be paid to the Company) and/or to the other Parties in regards of outstanding Shares issued to such defaulting Party. Immediately upon the acquisition of the Participating Interest of such defaulting Party, the Directors and Commissioners who where the nominees of such defaulting Party will be deemed to have resigned and shall cease to hold all offices in the Company previously held.

           7.6 Other Remedies. The rights of the Parties pursuant to this
Article VII shall not be exclusive, but shall be in addition to any other rights or remedies available to any of the Parties at law or in equity.


                                  ARTICLE VIII

                                 INDEMNIFICATION

           8.1 Indemnification. Each Party shall indemnify each other Party and hold each such indemnified Party harmless from and against any claim, cost, expense, loss, liability or damage (including reasonable attorneys' fees and other costs and expenses) (collectively, "Damages") incurred or sustained by such indemnified Party (or any Affiliate of such Party) as a result of (i) the breach by such Party or any of its Affiliates of any covenant, agreement or obligation contained in this Agreement or (ii) the inaccuracy or breach of any representation or warranty of such Party contained in this Agreement.

           8.2 Indemnification Procedures.

           (a) A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee". A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor".

           (b) Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VIII, notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action.

           (c) If any such claim shall be asserted or brought against such Indemnitee, it shall notify such Indemnitor thereof, and the Indemnitor shall be enti-tled to participate therein, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this
Article VIII for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, provided that the Indemnitee shall have the right to employ counsel to represent it if, in the Indemnitee's reasonable judgment, it is advisable for the Indemnitee to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and, unless the Indemnitor fails to acknowledge its indemnity obligations hereunder, shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

                                   ARTICLE IX

                               DISPUTE RESOLUTION

           9.1 Mutual Discussions. If any dispute or difference of any kind whatsoever (a "Dispute") shall arise between the Parties hereto in connection with, or arising out of, or relating to this Agreement, including any and all exhibits and schedules hereto, or the breach, termination or validity hereof, the Party(ies) if requested by any Party, shall attempt in good faith, for a period of twenty-one (21) days after the receipt by one Party of a written notice from any other Party of the existence of the Dispute, to settle such Dispute in the first instance by mutual discussions between the Parties.

           9.2 Submission of Disputes to Arbitration. If the Dispute cannot be settled within 21 days by mutual discussions as contemplated by Section 9.1, any Party (the "Claimant") may submit the Dispute to arbitration in accordance with this Article IX by notice to the other Party(ies) ("Request for Arbitration"). The Party(ies) to whom such Request for Arbitration is delivered shall be the "Respon-dent". The arbitration shall be conducted in accordance with the Arbitration Rules of the International Chamber of Commerce (the "ICC") in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties hereto. The seat of the arbitration shall be New York, New York, USA. The arbitration shall be conducted and the arbitral award rendered in the English language.

           9.3 Arbitrators.

           (a) In the event of an arbitration involving only two of the Parties hereto, there shall be three arbitrators of whom each Party shall select one. Should either Party fail to select an arbitrator within fifteen (15) days of the delivery of the Request for Arbitration to the Respondent(s), the ICC Court of International Arbitration (the "ICC Court") will make such appointment. The two arbitrators thus appointed shall select the third arbitrator to act as chairman of the tribunal within fifteen (15) days of the selection of the second arbitrator. If the two Party-appointed arbitrators fail to agree on a third arbitrator, the ICC Court shall make such appointment within twenty (20) days of either Party's request that the ICC Court make such appointment.

           (b) In the event of an arbitration involving more than two Parties, there shall be three arbitrators who shall not be nationals of Japan, Indonesia or Thailand. The arbitrators shall be jointly nominated by the parties within thirty (30) days from the date when Claimant(s)'s Request for Arbitration is delivered to the Respondent(s). If the Parties fail so to nominate the arbitrators, at the request of any Party the arbitrators shall be appointed by the ICC Court within twenty (20) days of such request.

           9.4 Arbitral Award. The arbitral award shall be in writing and, unless all the Parties agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the Parties; each Party hereby waives irrevocably any right it may otherwise have to appeal the decision of the arbitrators. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgement upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the Parties or their assets.

           9.5 Enforcement of Award. By execution and delivery of this Agreement each Party hereby accepts and consents to the jurisdiction of the aforesaid arbitration panel and, solely for purposes of the enforcement of an arbitral award under this Article IX or for obtaining a preliminary injunction, attachment or other provisional relief in aid of arbitration, to the jurisdiction of any court of competent jurisdiction, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. An application for provisional relief to a competent judicial authority shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. Each Party hereby irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices in Section 10.7. Nothing herein shall affect the right of any Party to serve such process or papers in any other manner permitted by law.

           9.6 Continuing Obligations. Pending settlement of any dispute pursuant to this Article IX, the Parties shall continue to comply with and perform their obligations under the Agreement without prejudice to a final adjustment in accordance with a final award rendered by the arbitral panel in accordance with this Article IX.

           9.7 Punitive Damages. The Parties hereto expressly waive and forego any right to punitive, exemplary or similar damages in connection with any Dispute arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof, and no such damages shall be awarded or provided for in any Dispute resolution proceeding under or in aid of this
Article IX.

           9.8 Consolidation of Arbitrations. The arbitral tribunal may consolidate an arbitration arising under or relating to any of this Agreement, the Basic Agreements and Financing Agreements, with any arbitration arising under or relating to any of this Agreement, the Basic Agreements and Financing Agreements if the subject of the disputes in the arbitrations arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitral tribunal appointed for the arbitration proceeding that was commenced first in time.

           9.9 Timeframe. The hearing shall be commenced no later than ninety
(90) days and the award shall be rendered no later than one hundred and fifty
(150) days following the appointment of the last of the three arbitrators. All discovery shall be completed no later than twenty (20) days prior to the commencement of the hearing.

           9.10 Confidentiality. The Parties and the arbitrators shall treat the proceedings, any related discovery, and the decisions of the arbitral tribunal as confidential, except in connection with a judicial challenge to, or enforcement of, an award, and unless otherwise required by law.

           9.11 Discovery. Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, provide the other with copies of documents in its possession, custody or control relevant to the issues raised by any claim or counterclaim. Other discovery may be agreed by the Parties or ordered by the arbitrators to the extent the arbitrators deem additional discovery relevant and appropriate, and any dispute regarding discovery, including disputes as to the need therefore or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive.


                                    ARTICLE X

                                  MISCELLANEOUS

           10.1 Term and Termination. This Agreement shall be effective on the first date on which this Agreement has been executed and delivered by each party hereto and each party hereto shall have received evidence acceptable to it that governmental approvals from BKPM and the Ministry of Justice of Indonesia necessary for or in connection with the execution of this Agreement, and for the Share subscription contemplated in Section 2.3, have been obtained and are in full force and effect.

        Notwithstanding anything in this Agreement to the contrary, if the conditions in the preceding paragraph are not satisfied on or before July 31, 1997, this Agreement (including the following paragraph) shall automatically be deemed to be null and void and the Company and the parties hereto shall have no liability or obligation to any other party hereto or the Company in connection herewith.

        This Agreement shall remain in effect so long as there are at least two Parties hereto. The provisions of Section 3.4(c) (Confidentiality), Section 4.2 (Publicity), Article VIII (Indemnification), Article IX (Arbitration), Section
10.7 (Notices) and Section 10.10 (Governing Law) shall survive any termination of this Agreement.

        Each Party hereby waives Articles 1266 and 1267 of the Indonesian Civil Code (if the same are applicable) to the extent that such waiver is necessary to terminate this Agreement without judicial action.

           10.2 Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, whether so expressed or not. No transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the Parties an assignment and assumption agreement whereby such transferee becomes bound by the terms of this Agreement. Notwithstanding the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any of the Parties, except (a) any Offeree may assign its rights under Section 6.3 to purchase Offered Shares and any non-defaulting Party may assign its rights under Section
7.5 to purchase the Shares of a defaulting Party (x) to any Permitted Transferee of such Offeree or non-defaulting Party or (y) to the extent such Offeree or non-defaulting Party is unable to exercise such rights because of the requirements of the foreign investment laws of the Republic of Indonesia, to any Person who is able to purchase such Shares in compliance with such laws, subject to the consent of Parties holding at least 60% of the Shares held by the non-transferring or non-defaulting Parties as to the identity of such Person, and (b) as otherwise specifically set forth herein.

           10.3 Waiver, Amendment, etc. No amendment, alteration, modification or waiver of any term or provision of this Agreement, nor consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing and signed by or on behalf of all of the Parties.

           10.4 Further Assurances.

           (a) Each Party shall promptly take all such action and shall cause the Commissioner(s) and Director(s) nominated by it to vote at any meeting of the Board of Commissioners or Board of Directors, as the case may be, and shall vote its Shares at any meeting of the shareholders of the Company, to require the Company to take all such action, as may be required by law, or as may be necessary or desirable, or that any other Party may reasonably request, in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

           (b) Each Party shall cause the Commissioner(s) and Director(s) nominated by it to vote at any meeting of the Board of Commissioners or Board of Directors, as the case may be, and shall vote its Shares at any meeting of the shareholders of the Company, to take any action required under the Articles to approve any Transfer permitted pursuant to the terms of or made or proposed to be made in compliance with Articles II or VI. For the avoidance of doubt, this Section

10.4(b) shall not limit any Party's discretion with respect to any vote or approval required by Section 6.3(f), which vote or approval shall be made or given in the reasonable discretion of each Party.

           10.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by or on behalf of any Party in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

           10.6 No Partnership. This Agreement is not intended, nor should anything herein be construed, to create the relationship of partners, joint venturers, principal and agent, employer and employee, or other fiduciary relationship among the Parties. Except as expressly set forth herein, none of the Parties shall have any authority to represent or to bind the other Parties in any manner whatsoever, and each Party shall be solely responsible and liable for its own acts.

           10.7 Notices. All notices and other communications provided for herein shall be in writing and bear a date, and shall be deemed to have been duly given upon delivery when delivered personally; ten days after being sent when delivered by registered or certified mail, return receipt requested and postage prepaid; or upon transmission when transmitted by facsimile with confirming copy sent concurrently by registered or certified mail, return receipt requested and postage prepaid; and when received if delivered otherwise, to the Party to whom it is directed:

               if to Polytama, to it at:

               MidPlaza 2 Building, 20th Floor
               Jl. Jend. Sudirman Kav. 10-11
               Jakarata 10220, Indonesia
               Telecopy:  62-21-570-4689
               Telephone:  62-21-570-3883
               Attention:  President - Director
               if to Cementhai, to it at:

               Cementhai Chemicals (Singapore) Pte Ltd
               c/o The Siam Cement Public Company Limited
               1 Siam Cement Road, Bangsue
               Bangkok 10800, Thailand
               Telecopy:  66-2-587-2027
               Telephone:  66-2-586-4750/586-4751
               Attention:  Vice President, the Siam Cement Petrochemical Group

               if to ITOCHU, to it at:

               ITOCHU Corporation
               5-1, Kita-Aoyama 2-chome
               Minato-ku
               Tokyo 107-77, Japan
               Telecopy:     81-3-3497-6738
               Telephone:    81-3-3497-6843
               Attention:    Kiyoshi Marukawa

               and if to NIC, to it at:

               Nissho Iwai Corporation
               4-5, Akasaka 2-chome
               Minato-ku
               Tokyo 107, Japan
               Telecopy:  81-3-3588-4299
               Telephone:  81-3-3588-3361
               Attention:  Deputy General Manager
                     Organic Chemicals and Plastics Division

or at such other address as any Party shall have specified by notice to the other Parties in accordance with this Section 10.7.

           10.8 Expenses. Except as otherwise specifically agreed in writing, each of the parties hereto shall be responsible for and pay all expenses, costs and fees incurred or assumed by such party in connection with the preparation and execution of this Agreement, compliance herewith and the consummation of the transactions contemplated hereby.

           10.9 Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any Person other than the Parties any rights or remedies by virtue of this Agreement.

           10.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.

           10.11 Severability. A holding by any court or other tribunal of competent jurisdiction that any provision of this Agreement is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction, and all remaining terms of this Agreement shall remain in full force and effect. Following any such holding, the Parties shall negotiate in good faith new provisions that, as far as legally possible, most nearly reflect the intent of the Parties and that restore this Agreement as nearly as possible to its original intent and effect.

           10.12 Miscellaneous. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements between the Parties in respect of the subject matter hereof. The table of contents and the headings in this Agreement are for convenience of reference only and shall not affect the construction of any provisions hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


NISSHO IWAI CORPORATION                    CEMENTHAI CHEMICALS
                                           (SINGAPORE) PTE LTD



By:   /s/ HIROSHI HAMANO                   By:   /s/ KAN TRAKULHOON
      --------------------------                 --------------------------
      Name: Hiroshi Hamano                       Name:  Kan Trakulhoon
      Title: Attorney-in-Fact                    Title: Attorney-in-Fact




PT. TIRTAMAS MAJUTAMA                      TRANS-PACIFIC CHEMICALS
                                           (PTE.) LIMITED



By:   /s/ HONGGO WENDRATNO                 By:   /s/ MIHIR TAPARIA
      --------------------------                 --------------------------
      Name:  Honggo Wendratno                    Name:  Mihir Taparia
      Title: Director                            Title:   Director




PT. POLYTAMA PROPINDO                      ITOCHU CORPORATION




By:   /s/ HONGGO WENDRATNO                 By:   /s/ RYUICHI KOMATSUZAKI
      --------------------------                 --------------------------
      Name:  Honggo Wendratno                    Name: Ryuichi Komatsuzaki
      Title: President Director                  Title: Attorney-in-Fact

                                    EXHIBIT A

                          Description of the Facilities

[To be attached.]

--------------------------------------------------------------------------------


                             POLYPROPYLENE FACILITY
                                       of
                    PT. TRANS-PACIFIC POLYPROPYLENE INDONESIA

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------


                                 FIRST AMENDMENT
                                     TO THE
                             SHAREHOLDERS AGREEMENT

--------------------------------------------------------------------------------



                                 by and between


                            NISSHO IWAI CORPORATION,

                               ITOCHU CORPORATION,

                    CEMENTHAI CHEMICALS (SINGAPORE) PTE LTD,

                             PT. POLYTAMA PROPINDO,

                             PT. TIRTAMAS MAJUTAMA,

                                       and

                     TRANS-PACIFIC CHEMICALS (PTE.) LIMITED


--------------------------------------------------------------------------------

                            Dated as of July 1, 1997

                               FIRST AMENDMENT TO
                             SHAREHOLDERS AGREEMENT


           This First Amendment ("First Amendment") to the Shareholders Agreement (as defined in the first recital) is entered into as of July 1, 1997, between Nissho Iwai Corporation, a company organized under the laws of Japan ("NIC"), ITOCHU Corporation, a company organized under the laws of Japan ("ITOCHU"), Cementhai Chemicals (Singapore) Pte Ltd, a company organized under the laws of the Republic of Singapore ("Cementhai"), PT. Polytama Propindo, a company organized under the laws of the Republic of Indonesia ("Polytama"), PT. Tirtamas Majutama, a company organized under the laws of the Republic of Indonesia ("Tirtamas") and Trans-Pacific Chemicals (Pte.) Limited, a company organized under the laws of the Republic of Singapore ("TPCL").

                                   WITNESSETH

           WHEREAS, TPCL, Polytama, Tirtamas, Cementhai, NIC and ITOCHU (each a "Party" and collectively, the "Parties") have entered into that certain Shareholders Agreement dated as of April 30, 1997 (the "Shareholders Agreement") in order to provide for the formation of, and subscription of shares in, PT. Trans-Pacific Polypropylene Indonesia (the "Company") and in order to regulate the relations of the Parties with respect to their ownership and management of the Company; and

           WHEREAS, the Parties desire to enter into this First Amendment in order to amend certain provisions of the Shareholders Agreement;

           NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. As of the date first above stated, the Shareholders Agreement is hereby amended as provided herein.

        (a) In Section 1.1, the defined term "Offerees" is deleted and the term "Offeree" is inserted in its place.

        (b) In Section 2.1(b), first sentence,:

               (i) the amount "US$11,200,000" is deleted and the amount "US$28,000,000" is inserted in its place; and

               (ii) the amount "112,000" is deleted and the amount "280,000" is inserted in its place.

        (c) Section 2.2 is deleted in its entirety and is replaced with the following:

        "2.2   Shareholdings

               Immediately following the initial subscriptions set forth in
        Section 2.3, the Shares in the Company, each having a par value of US$100, shall be owned by the Parties in the following proportions:


                             Participating Interest Percentage   Shares
                             ---------------------------------   ------
               NIC                        4%                       2,800
               Cementhai                 10%                       7,000
               Polytama                  82%                      57,400
               ITOCHU                     4%                       2,800"

        (d) In Section 2.3(d), first sentence, the phrase "On or before the seventh day following the receipt by each of the Parties of" is deleted and the phrase "Prior to" is inserted in its place.

        (e) In Section 2.5(a), first sentence, the amount "US$67,200,000" is deleted and the amount "US$63,000,000" is inserted in its place.

        (f) Section 2.7 is deleted in its entirety and replaced with the following:

        "2.7 Issuance of Additional Shares of the Company. Except as provided in
        Section 2.5, the Parties shall cause the Company not to issue any Shares or any other securities or instruments convertible into or exchangeable for Shares, or any rights or options to purchase any of the foregoing except pursuant to this Section 2.7.

               (a) If the Company proposes to issue Shares or any other securities or instruments convertible into or exchangeable for Shares, or any rights or options to purchase any of the foregoing (collectively, "New Securities"), prior to convening the General Meeting of Shareholders to approve such issuance, the Company shall give to each Party written notice (a "Capital

        Notice") specifying the proposed terms of the proposed New Securities, including the amount or number and their price.

               (b) During a period of sixty (60) days from the date of any Capital Notice, each Party that intends to subscribe for a portion of the New Securities shall deliver a written notice to the Company (a "Subscription Notice"), notifying its intent to subscribe for a portion of the New Securities not greater than its Participating Interest. Upon the earlier of the receipt of a Subscription Notice from each Party and the end of such sixty-day period, (i) the Company shall give to each Party written notice of which Parties have notified their intent to subscribe for New Securities and the number of New Securities for which each such Party intends to subscribe and (ii) if the Parties do not intend to subscribe collectively for the total number of New Securities set forth in the Capital Notice, the Company shall give to each Party that does intend to subscribe for the full number of New Securities to which it was entitled to subscribe (any such Party, a "Fully Subscribing Party") written notice (a "Further Capital Notice") specifying the number of New Securities that will remain unsubscribed ("Remaining New Securities"). During a period of fifteen (15) days from the date of any Further Capital Notice, each Fully Subscribing Party that intends to subscribe for a portion of the Remaining New Securities shall deliver a further Subscription Notice to the Company, notifying its intent to subscribe for a portion of such Remaining New Securities not greater than the portion that the total number of Shares held by such Fully Subscribing Party bears to the total number of Shares owned by all Fully Subscribing Parties. If the Fully Subscribing Parties do not intend to subscribe collectively for the total number of Remaining New Securities set forth in the Further Capital Notice, the procedures set forth in the two immediately preceding sentences shall be repeated, mutatis mutandis, until the Parties have notified their intent to subscribe collectively for all the Remaining New Securities or until no Party intends to subscribe for any more Remaining New Securities.

               (c) Following the period required to give effect to the provisions of Section 2.7(b), the Parties agree to cause the Company to convene a General Meeting of Shareholders to authorize the issuance of the proposed New Securities. Each Subscription Notice delivered by a Party pursuant to Section 2.7(b) shall constitute a binding commitment of such Party to subscribe for and purchase from the Company the number of New Securities set forth therein at the price and on the terms set forth in the Capital Notice within fourteen (14) days of the date the New Securities are offered to the

        Parties pursuant to a resolution of the General Meeting of Shareholders. Any New Securities not so subscribed for and purchased by the Parties shall first be offered to the employees of the Company if required by the Articles or applicable law and, if not fully subscribed by such employees (or no such offer to employees is required), the Remaining New Securities may be offered to any Person at a price not less than that and on terms not more favorable to the purchaser than those stated in the Capital Notice. For the avoidance of doubt, any Shares issued pursuant to this Section 2.7, including shares issued to employees, shall be subject to the restrictions on transfer set out in this Agreement.

               (d) Sections 2.7(a), (b) and (c) shall not apply where the issuance of New Securities will consist of an offer to the public. In the event an offer to the public is to be made by the Company, each Party shall waive any pre-emptive rights it may have under law, this Agreement or the Articles, and the Company shall ensure that each Party which provides acceptable indications of interest to the underwriters of such an offering is permitted to purchase in the offering up to the number of Shares equal to its Participating Interest multiplied by the total Shares to be offered."

        (g) Section 3.3(b)(vi) is deleted in its entirety and replaced with the following:

               "(vi) the amendment or modification of Articles 5.1, 9.1, 11.1, 12.1, 13.1, 14.1, 17, 18, 19, 21 and 24 of the Articles;"

        (h) In Section 3.3, the following provisions is added as Section 3.3(f):

        "For purposes of article 10.2 of the Articles, the Parties agree that the provisions of this Agreement shall be deemed to have been unanimously agreed by the shareholders of the Company."

        (i) In Section 3.3, the following provision is added as Section 3.3(g):

        "To the extent that an amendment to the Articles may be required to effectuate a resolution of the shareholders otherwise properly adopted pursuant to this Section 3.3, each Party hereby agrees to vote in favor of such amendment at a duly convened General Meeting of Shareholders."

        (j) In Section 6.2(b), the following sentence is added at the end of
Section 6.2(b):

        "In the event of, and in order to give effect to, the foregoing, each of the Parties hereby agrees to waive any right of first offer it may otherwise have under this Agreement or the Articles with respect to the Shares that are the subject of such Transfer."

        (k) Section 6.3 is deleted in its entirety and replaced with the following:

        "6.3 Right of First Offer. Following Operational Acceptance (as defined in the TPPI EPC Contract), or prior to Operational Acceptance (as defined in the TPPI EPC Contract) with the approval of Parties holding 60% of the issued and outstanding Shares of the Company, a Party may Transfer all or a portion of its Shares upon the approval of the General Meeting of Shareholders as provided in Section 6.3(g), provided that such Party first complies with the following procedures:

               (a) In the event that any Party (a "Selling Shareholder") desires to Transfer any or all of its Shares (other than to a Permitted Transferee), such Selling Shareholder shall first give written notice (an "Offer Notice") to each other Party (for the purposes of this Section 6.3, each such other Party, an "Offeree") stating its desire to make such Transfer, the number of Shares desired to be Transferred (the "Offered Shares"), the price (which must be payable entirely in cash) at which such Selling Shareholder wishes to sell the Offered Shares (the "Offer Price"), and any other terms of the offer.

               (b) The Offer Notice shall constitute, for a period of sixty (60) days from the date on which it shall have been deemed to be given, an irrevocable and exclusive offer to sell to each Offeree (or any Affiliate designated by an Offeree), at the Offer Price, a portion of the Offered Shares equal to the proportion that the number of Shares owned by such Offeree bears to the total number of Shares owned by all the Offerees or such lesser portion of the Offered Shares as such Offeree chooses in its discretion.

               (c) Each Offeree may accept the offer set forth in an Offer Notice by giving notice to the Selling Shareholder, prior to the expiration of such offer, specifying the maximum number of Offered Shares that the Offeree wishes to purchase.

               (d) If any Offeree does not agree to purchase all of the Offered Shares to which it is entitled, the Selling Shareholder shall promptly so notify each Offeree that has so agreed (an "Antidilutive Offeree"), such notice to constitute an offer to sell, irrevocable for 15 days, to each such Antidilutive Offeree the portion of the remaining Offered Shares (the "Remaining Shares") equal to the proportion that the number of Shares owned by such Antidilutive Offeree bears to the total number of Shares held by all such Antidilutive Offerees. Each Antidilutive Offeree shall notify the Selling Shareholder within such 15 day period, specifying the number of Remaining Shares which such Antidilutive Offeree agrees to purchase. To the extent that any such Antidilutive Offeree does not fully agree to purchase its proportionate share of the Remaining Shares, the procedures set forth in the two immediately preceding sentences shall be repeated, mutatis mutandis, until the Offerees have agreed to purchase all the Remaining Shares or until no Offeree agrees to purchase any more Remaining Shares.

               (e) If the offers made by the Selling Shareholder to the Offerees pursuant to paragraphs (b) and (d) hereof expire without an agreement by one or more Offerees to purchase all of the Offered Shares, the Selling Shareholder shall have one hundred and eighty (180) days to notify the Parties of any third party or parties prepared to purchase the remaining Offered Shares for cash, at a price not less than the Offer Price, and upon terms otherwise no more favorable to the proposed transferee or transferees than those specified in the Offer Notice, and the sale of such Offered Shares to any such proposed third party shall be subject to
        (i) the approval of Parties (including the Selling Shareholder) owning at least 60% of the outstanding Shares as to the identity of such proposed third party, such consent not to be unreasonably withheld, provided that a good faith belief that a Party could not work cooperatively with such proposed third party shall be sufficient reason for withholding such Party's approval, and (ii) the execution and delivery by such third party, prior to the proposed transfer, of an assignment and assumption agreement, in form and substance satisfactory to the other Parties, pursuant to which such third party agrees to assume all of the rights and obligations of a Party pursuant to or under this Agreement. In the event that the Selling Shareholder is not able to identify any such third party or parties to purchase all of the remaining Offered Shares within such 180-day period, the Selling Shareholder shall not be permitted to sell such remaining Offered Shares pursuant to this Section 6.3 without again complying with each of the requirements of this Section 6.3.

               (f) If a proposed Transfer to any third party is not approved as provided in Section 6.3(e)(i), then the Parties not approving the Transfer shall within four months either be prepared to purchase or find another party to purchase the Shares proposed to be Transferred provided that the sale to any such other party shall be subject to the requirements of Section 6.3(e)(i) and (ii) and shall be at the same price and on the same terms as set forth in the Offer Notice.

               (g) Following the period required to give effect to the provisions of Section 6.3(a) through (f) above, the Selling Shareholder shall promptly notify the Company of its intent to effectuate the Transfer of the Offered Shares in accordance with the outcome of the procedures set forth in Section 6.3(a) through (f). Within 60 (sixty) days of the receipt of such notice, the Parties agree to cause the Company to convene a General Meeting of Shareholders to approve the proposed Transfer, provided that if no such Meeting is convened within such 60 (sixty) days, the proposed Transfer shall be deemed as having been approved thereby. If the General Meeting of Shareholders rejects the proposed Transfer, it shall identify a party or parties to complete the purchase of the Offered Shares by no later than 30 (thirty) days thereafter, provided that the sale to any such other party shall be subject to the requirements of Section 6.3(e)(i) and (ii) and shall be at the same price and on the same terms as set forth in the Offer Notice and provided further that the failure to identify such third party or parties shall be deemed to be an approval of the proposed Transfer.

               (h) The Offerees that have agreed to purchase any or all of the Offered Shares pursuant to this Section 6.3, shall pay for such Shares within forty-five (45) days following the date of the General Meeting of Shareholders approving such Transfer or, if no such General Meeting of Shareholders is convened to approve the Transfer, then within ninety
        (90) days following the date of the notice from the Selling Shareholder to the Company of such Transfer pursuant to Section 6.3(g).

               (i) If all of the Shares owned by any Party are transferred pursuant to and in compliance with this Section 6.3, then such Party shall be released from all liabilities under this Agreement, except for such liabilities as may have arisen prior to the first date on which such Party ceases to own any Shares. The other Parties, as well as any other Person or Persons that may become party to this Agreement pursuant to any transfer of Shares, shall execute and deliver an agreement giving effect to the foregoing, in form and substance acceptable to the Party being released.

               (j) No Offeree may assign its rights under this Section 6.3 except as set forth in Section 10.2."

2. Each of the undersigned hereby acknowledges and agrees that all conditions to the effectiveness of the Shareholders Agreement have been previously fulfilled or are hereby waived and that the Shareholders Agreement is effective.

3. Except as expressly amended hereby, the Shareholders Agreement remains in full force and effect.

4. Each Party hereby represents and warrants that: (i) the execution, delivery and performance of this First Amendment by such Party has been duly authorized by all necessary corporate action on the part of such Party and (ii) this First Amendment has been duly executed and delivered by such Party or its duly authorized representative and constitutes the legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

5. This First Amendment shall be governed by, and construed in accordance with, the laws of the state of New York of the United States of America, without regard to conflict of law principles.

6. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.


NISSHO IWAI CORPORATION                     ITOCHU CORPORATION

/s/ Takashi Hata                            /s/ Masarumi Mizuno
-----------------------                     ------------------------
Name:  Takashi Hata                         Name:  Masarumi Mizuno
Title: Attorney-in-Fact                     Title: Attorney-in-Fact


CEMENTHAI CHEMICALS                         PT. TIRTAMAS MAJUTAMA
(SINGAPORE) PTE LTD

/s/ Ken Trakulhoon                          /s/ Kartini Muljadi SH
-----------------------                     ------------------------
Name:  Ken Trakulhoon                       Name:  Kartini Muljadi SH
Title: Attorney-in-Fact                     Title: Attorney-in-Fact


TRANS-PACIFIC CHEMICALS                     PT. POLYTAMA PROPINDO
(PTE.) LIMITED

/s/ Mihir Taparia                           /s/ Kartini Muljadi SH
-----------------------                     -----------------------
Name:  Mihir Taparia                        Name:   Kartini Muljadi SH
Title: Attorney-in-Fact                     Title:  Attorney-in-Fact